Exhibit (a)(5)(H)

Luminex Corporation Completes Acquisition of Nanosphere, Inc.

Austin, Texas, June 30, 2016 /PRNewswire/ — Luminex Corporation (NASDAQ: LMNX) today announced that Luminex has completed its previously announced acquisition of Nanosphere, Inc. (NASDAQ: NSPH)

“We are pleased to announce the completion of this transaction and welcome the Nanosphere team to the Luminex family. This transaction creates an exciting opportunity to enhance our four pillars of growth strategy by providing our customers with a wider array of products, increased support and services, and greater depth in both the molecular microbiology and diagnostic markets,” said Homi Shamir, president and CEO of Luminex. “Consistent with the prior full year revenue estimate of between $28 to $30 million dollars, we expect Nanosphere to contribute between $13 million and $16 million to our consolidated revenue in 2016, and we expect its revenue to continue to grow at an annualized rate well into the double digits. We continue to enjoy strong momentum in our base business, and look forward to updating our formal 2016 revenue guidance on our second quarter earnings call.”

The previously announced tender offer expired at 12:00 Midnight Eastern Daylight time, at the end of June 29, 2016 and was not extended. The depositary for the tender offer advised Commodore Acquisition, Inc., a wholly owned subsidiary of Luminex, that, as of the expiration of the tender offer, a total of 45,252,609 shares were validly tendered and not withdrawn in the tender offer, representing a total of approximately 85.6% of Nanosphere’s outstanding shares (excluding shares tendered pursuant to guaranteed delivery procedures but not yet delivered). In addition, notices of guaranteed delivery have been delivered with respect to 953,173 shares. Commodore Acquisition, Inc. accepted for payment all shares tendered in the tender offer and will pay for all such tendered shares promptly in accordance with the terms of the offer. Commodore Acquisition, Inc. subsequently completed the merger without a vote of Nanosphere’s stockholders pursuant to Section 251(h) of the Delaware General Corporation Law, with Nanosphere surviving the merger as a wholly owned subsidiary of Luminex. Nanosphere shares shall cease trading on the Nasdaq Capital Market as of the close of business on June 30, 2016. In connection with the merger, all remaining Nanosphere shares (other than shares held by any Nanosphere stockholder who properly exercised appraisal rights under Section 262 of the Delaware General Corporation Law) not validly tendered into, or withdrawn from, the tender offer will be cancelled and converted into the right to receive US$1.70 per share in cash, the same consideration per share offered in the tender offer.

Luminex expects to record charges for non-recurring cash and non-cash acquisition-related costs in connection with the transaction. The full extent of these charges will not be determined under the rules of purchase accounting until valuation has been completed. In addition, transaction-related professional fees will be expensed as incurred, as required by GAAP per ASC 805 Business Combinations.

About Luminex Corporation

Luminex is committed to applying its passion for innovation toward creating breakthrough solutions to improve health and advance science. The company is transforming global healthcare and life-science research through the development, manufacturing and marketing of proprietary instruments and assays utilizing xMAP® open-architecture multi-analyte platform, MultiCode® real-time polymerase chain reaction (PCR), and multiplex PCR-based technologies, that deliver cost-effective rapid results to clinicians and researchers. Luminex’s technology is commercially available worldwide and in use in leading clinical laboratories, as well as major pharmaceutical, diagnostic, biotechnology and life-science companies. Luminex is meeting the needs of customers in markets as diverse as clinical diagnostics, pharmaceutical drug discovery, biomedical research including genomic and proteomic research, personalized medicine, biodefense research and food safety. For further information on Luminex Corporation and the latest advances in multiplexing using award winning technology, please visit http://www.luminexcorp.com/.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release, including statements regarding the effect of the acquisition of Nanosphere by Luminex, Luminex’s financial results and estimates and/or business prospects, the combined company’s plans, objectives, expectations and intentions, leadership in biological testing technologies in the clinical diagnostic and life science industries and the expected size, scope and growth of the combined company’s operations and the markets in which it will operate, expected synergies, as well as the expected timing and benefits of the transaction, may contain words such as “expects,” “may,” “potential,” “upside,” “approximately,” “project,” “would,” “could,” “should,” “will,” “anticipates,” “believes,” “intends,” “estimates,” “targets,” “plans,” “envisions,” “seeks” and other similar language and are considered forward-looking statements or information under applicable securities laws. These statements are based on Luminex’s current expectations, estimates, forecasts and projections about the proposed transaction and the operating environment, economies and markets in which Luminex and Nanosphere operate, are subject to important risks and uncertainties that are difficult to predict and the actual outcome may be materially different. These statements reflect beliefs and assumptions that are based on Luminex’s perception of historical trends, current conditions and expected future developments as well as other factors management believes are appropriate in the circumstances. In making these statements, Luminex has made assumptions with respect to the ability of Luminex and Nanosphere to achieve expected synergies and the timing of same, the ability of Luminex and Nanosphere to predict and adapt to changing customer requirements, preferences and spending patterns, the ability of Luminex and Nanosphere to protect their intellectual property, future capital expenditures, including the amount and nature thereof, trends and developments in the clinical diagnostic and life science industries, business strategy and outlook, expansion and growth of business and operations, credit risks, anticipated acquisitions, future results for Luminex being similar to historical results, expectations related to future general economic and market conditions and other matters. Luminex’s beliefs and assumptions are inherently subject to significant business, economic, competitive and other uncertainties and contingencies regarding future events and as such, are subject to change. Luminex’s beliefs and assumptions may prove to be inaccurate and consequently Luminex’s actual results could differ materially from the expectations set out herein.

Actual results or events could differ materially from those contemplated in the forward-looking statements as a result of the following:

(i)

risks and uncertainties relating to the transaction, including (a) the risk that the businesses will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected, which could result in additional demands on Luminex’s resources, systems, procedures and controls, disruption of its ongoing business and diversion of management’s attention from other business concerns, (b) the possibility that certain assumptions with respect to Nanosphere or the transaction could prove to be inaccurate, (c) failure or delay in respect of the satisfaction of the closing conditions to the transaction, (d) the potential failure to retain key employees of Luminex or Nanosphere as a result of the proposed transaction or during integration of the businesses and (e) disruptions resulting from the proposed transaction, making it more difficult to maintain business relationships;

(ii)	risks and uncertainties relating to Luminex, including (a) the future performance, financial and otherwise, of Luminex, (b) the ability of Luminex to bring new products to market and to increase sales, (c) the strength of Luminex’s product development pipeline, (d) Luminex’s growth and profitability prospects, (e) the estimated size and growth prospects of the clinical diagnostic and life science industries, (f) Luminex’s competitive position in the clinical diagnostic and life science industries and its ability to take advantage of future opportunities in this market, (g) the benefits of Luminex’s products to be realized by customers, and (h) the demand for Luminex’s products and the extent of deployment of Luminex’s products in the clinical diagnostic and life science industries; and

(iii)	risks and uncertainties relating to future events, conditions or circumstances, or other general risks, including (a) integration of other acquisitions and related restructuring efforts, including the quantum of restructuring charges and the timing thereof, (b) the possibility that Luminex may be unable to meet its future reporting requirements under the U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, (c) the risks associated with bringing new products to market, (d) fluctuations in currency exchange rates, (e) delays in the purchasing decisions of Luminex’s customers, (f) the competition Luminex faces in its industry and/or marketplace, (g) the possibility of technical, logistical or planning issues in connection with the deployment of Luminex’s products or services, (h) the continuous commitment of Luminex’s customers, (i) demand for Luminex’s products, and (j) the additional risks discussed under the heading “Risk Factors” in Luminex’s Reports on Forms 10-K and 10-Q, as filed with the Securities and Exchange Commission. The forward looking statements contained herein represent the judgment of Luminex as of the date of this press release, and unless otherwise required by applicable securities laws, Luminex expressly disclaims any intent, obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in Luminex’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Contacts

Luminex Investor Contact

Harriss Currie

Sr. Vice President of Finance and CFO

512.219.8020

hcurrie@luminexcorp.com

Matthew Scalo

Sr. Director, Investor Relations

512.219.8020

mscalo@luminexcorp.com

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